Exhibit 12A
                                                                     Page 1 of 2


                       GPU, INC. AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
--------------------------------------------------------------------------------
                                    UNAUDITED


                                                     Three Months Ended
                                                 March 31,       March 31,
                                               -----------------------------
                                                   1999            1998
                                               ------------    -------------


OPERATING REVENUES                               $1,073,733      $1,043,109
                                                  ---------       ---------

OPERATING EXPENSES                                  775,100         783,475
  Interest portion of rentals (A)                     7,739           6,889
  Fixed charges of service company
    subsidiaries (B)                                  1,143             531
                                                  ---------        --------
        Net expense                                 766,218         776,055
                                                  ---------        --------

OTHER INCOME AND DEDUCTIONS:
   Allowance for funds used
    during construction                                 673           1,391
   Equity in undistributed earnings
     of affiliates, net                              53,252          17,651
   Other income, net                                 49,081          44,562
  Minority interest net income                         (823)           (501)
                                                  ---------        --------
        Total other income and deductions           102,183          63,103
                                                  ---------        --------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                         $  409,698      $  330,157
                                                  =========       =========

FIXED CHARGES:
   Interest on funded indebtedness               $   76,973      $   84,396
   Other interest (C)                                14,081          16,393
  Preferred stock dividends of
    subsidiaries on a pretax basis (E)                6,260           4,840
   Interest portion of rentals (A)                    7,739           6,889
                                                  ---------       ---------
        Total fixed charges                      $  105,053      $  112,518
                                                  =========       =========

RATIO OF EARNINGS TO FIXED CHARGES                     3.90            2.93
                                                       ====            ====

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (D)                    3.90            2.93
                                                       ====            ====

                                                                     Exhibit 12A
                                                                     Page 2 of 2


                       GPU, INC. AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
--------------------------------------------------------------------------------
                                    UNAUDITED




NOTES:

(A) GPU has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Represents fixed charges of GPU Service, Inc. and GPU Nuclear, Inc. which are accounted for as operating expenses in GPU's consolidated income statement. GPU has removed the fixed charges from operating expenses and included such amounts in fixed charges as interest on funded indebtedness and other interest for this statement.

(C)     Includes  dividends  on   subsidiary-obligated   mandatorily  redeemable
        preferred securities of $7,222 for the three month periods ended March 31, 1999 and 1998, respectively.

(D) GPU, Inc., the parent holding company, does not have any preferred stock outstanding, therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

(E) Calculation of preferred stock dividends of subsidiaries on a pretax basis is as follows:

                                                       Three Months Ended
                                               -------------------------------
                                                March 31,           March 31,
                                                   1999                1998
                                                ---------          -----------

Income before provision for income taxes and
 preferred stock dividends of subsidiaries       $310,905           $222,479

Income before preferred stock dividends of
 subsidiaries                                     194,639           136,755

Pretax earnings ratio                              159.7%            162.7%

Preferred stock dividends of subsidiaries           3,920             2,975

Preferred stock dividends of subsidiaries on
 a pretax basis                                     6,260             4,840